EX-99.d.7

                                    AMENDMENT
                                       TO
                  INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
                                     BETWEEN
                             JNL VARIABLE FUND V LLC
                                       AND
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC


         This AMENDMENT is by and between JNL Variable Fund V LLC, a Delaware limited liability company (the "Fund") and Jackson National Asset Management, LLC, a Michigan limited liability company (the "Adviser").

         WHEREAS, the Fund and the Adviser entered into an Investment Advisory and Management Agreement dated January 31, 2001 (the "Agreement"), whereby the Fund retained the Adviser to perform investment advisory and management services for the Funds enumerated in the Agreement; and

         WHEREAS, the second paragraph under "2. Duties" on page 2 of the Agreement has been revised; and

         WHEREAS, in order to reflect a change in sub-adviser, the names of the Funds have been changed; and

         WHEREAS, the advisory fee for the JNL/Curian The DowSM Target 10 Fund will be amended; and

         NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Fund and the Adviser agree as follows:

         1. The second paragraph under "2. Duties" on page 2 of the Agreement is hereby deleted and replaced in its entirety with the following:

         The Adviser may delegate certain of its duties under this Agreement with respect to a Fund to a sub-adviser or sub-advisers, subject to the approval of the Managers, by entering into sub-advisory agreements (the "Sub-Advisory Agreements") with one or more sub-advisers. The Adviser is solely responsible for payment of any fees or other charges arising from such delegation and the Fund shall have no liability therefore. The Fund may enter into Sub-Advisory Agreements or amend Sub-Advisory Agreements without the approval of the shareholders of the affected Funds, to the extent such approval is not required pursuant to an applicable exemption under the Act or otherwise.

         2. The name of the Fund is as follows:

                 JNL/Curian The DowSM Target 10 Fund

         3. As compensation for services performed and the facilities and personnel provided by the Adviser under the Agreement, the Fund will pay to the Adviser, promptly after the end of each month for the services rendered by the Adviser during the preceding month, the sum of the following amounts:

----------------------------------------- ---------------- ---------------
JNL/Curian The DowSM Target 10 Fund         All Assets          .43%
----------------------------------------- ---------------- ---------------

         4. The Fund and the Adviser agree to abide and be bound by all of the terms and conditions set forth in the Agreement.

         IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the 25th day of September, 2003.

                  JNL VARIABLE FUND V LLC


                  By:
                       ------------------------------------------------

                  Name:    Robert A. Fritts
                         ----------------------------

                  Title:            President
                          ---------------------------------------------


                  JACKSON NATIONAL ASSET
                  MANAGEMENT, LLC


                  By:
                       ------------------------------------------------

                  Name:    Mark D. Nerud
                         ----------------------------

                  Title:            Chief Financial Officer
                          ------------------------------------